February 22, 2010	Exhibit 5.1

Energy XXI Gulf Coast, Inc.
1021 Main, Suite 2626
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Energy XXI Gulf Coast, Inc., an Delaware corporation (the "Company") with respect to the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company, Energy XXI (Bermuda) Limited, an exempt company formed under the laws of Bermuda (“Energy XXI”), Energy XXI USA, Inc., a Delaware corporation (“Energy XXI USA”), Energy XXI GOM, LLC, a Delaware limited liability company (“Energy XXI GOM”), Energy XXI Texas Onshore, LLC, a Delaware limited liability company (“Energy XXI Texas Onshore”) and Energy XXI Onshore, LLC, a Delaware limited liability company (“Energy XXI Onshore” and, together with Energy XXI USA, Energy XXI GOM and Energy XXI Texas Onshore, the “Delaware Guarantors”) on the date hereof with the Securities and Exchange Commission (the "Commission") in connection with (i) the issuance by the Company of up to $370,812,136 aggregate principal amount of its 16% Second Lien Junior Secured Notes due 2014 (the “Exchange Notes”) pursuant to the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") in exchange for up to $370,812,136 aggregate principal amount of its 16% Second Lien Junior Secured Notes due 2014 (the "Outstanding Notes") and (ii) the Delaware Guarantors’ guarantees of the payment of the Exchange Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated as of November 12, 2009 (the "Indenture"), among the Company, Energy XXI, the Delaware Guarantors and Wilmington Trust FSB, as trustee.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated by the Registration Statement, (i) such Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantee of each Delaware Guarantor will remain the valid and binding obligation of such Delaware Guarantor, enforceable against such Delaware Guarantor in accordance with its terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent convergence or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the General Corporation Law and Limited Liability Company Act of the State of Delaware, the laws of the State of New York, and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

        /s/ Vinson & Elkins L.L.P.